Exhibit 99.1

Collectors Universe Declares Quarterly Cash Dividend of $0.175 per Common Share

NEWPORT BEACH, CA — July 23, 2019— Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced that, pursuant to its previously adopted dividend policy, the Board of Directors has declared the Company's quarterly cash dividend of $0.175 per share of common stock for the first quarter of fiscal 2020.  The cash dividend will be paid on August 30, 2019 to stockholders of record on August 16, 2019.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Contact:

Joseph Orlando

President and Chief Executive Officer,

949-567-1170

Email: jorlando@collectors.com

Joseph Wallace

Senior Vice President and Chief Financial Officer,

949-567-1245

Email: jwallace@collectors.com